Exhibit 99.1
TRANSACT TO FOCUS ON GROWTH OPPORTUNITIES
HAMDEN, CT, September 26, 2007 —TransAct Technologies Incorporated (NASDAQ: TACT) today announced a plan under which it will concentrate the Company’s efforts and resources on growth-oriented opportunities in certain markets where the Company has strong market positions. These opportunities include printer sales in the casino, gaming, lottery, and banking markets, as well as printer supplies and services provided by the Company’s TransAct Services Group (“TSG”).
As part of this plan, TransAct will remain engaged in the point-of-sale (“POS”) market, but will reduce its sales, marketing and engineering expenses associated with the business. The Company believes it can maintain its current level of POS revenue. As a result of the cost reduction actions, the Company expects to incur a charge in the third quarter of 2007 of approximately $150,000, primarily for severance resulting from the termination of several employees. TransAct expects to realize cost savings of approximately $600,000 in 2008 as a result of the changes.
Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “With the continued expansion of the global gaming and casino market, and the expected next major slot machine upgrade cycle in the United States for server-based gaming, we have decided to focus our efforts on exploiting the significant opportunities we see in this market. In addition, we believe there are compelling growth opportunities in the worldwide banking market for our printers and also for our supplies and services business. These markets offer us the potential for substantial revenue growth, so we decided to strategically focus our resources to aggressively pursue opportunities where we believe we will be the most successful. Based on the overall market size, our solid market share and higher level of profitability in these markets, we believe these markets represent our best and most profitable growth potential. In addition, we expect to maintain most of our POS revenue at an improved operating margin given the lower support costs.”
About TransAct Technologies Incorporated
TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, point-of-sale, kiosk and banking. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203-859-6800.

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Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810
or David Pasquale, 646-536-7006 with The Ruth Group
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Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances

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